Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-188088 and 333-184486) of Hyperion Therapeutics, Inc. of our report dated August 9, 2013, with respect to the financial statements of the BUPHENYLProduct Line (a component of Ucyclyd Pharma, Inc.) included in the Current Report on Form 8-K/A of Hyperion Therapeutics, Inc. dated August 12, 2013.

/s/ Ernst & Young LLP
Phoenix, Arizona
August 12, 2013